SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                 LINCOLN BANCORP
                (Name Of Registrant As Specified In Its Charter)

                                 LINCOLN BANCORP
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                 Lincoln Bancorp
                                  P.O. Box 510
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                          To Be Held On April 18, 2000

     Notice is hereby given that the Annual Meeting of Shareholders of Lincoln Bancorp (the "Holding Company") will be held at the Plainfield United Methodist Church, 600 Simmons Street, Plainfield, Indiana, on Tuesday, April 18, 2000, at 12:00 p.m., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of two directors of the Holding Company to serve three-year terms expiring in 2003.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 21, 2000, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose. Lunch will be provided at the Annual Meeting of Shareholders. Accordingly, please R.S.V.P. to Susie Riggen at (317) 839-6539 if you plan to attend the meeting and enjoy lunch.

     A copy of our Annual Report for the fiscal year ended December 31, 1999, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                           By Order of the Board of Directors


                                           /s/ T. Tim Unger
                                           T. Tim Unger,
                                           Chairman, President and
                                           Chief Executive Officer

Plainfield, Indiana
March 15, 2000

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 Lincoln Bancorp
                                  P.O. Box 510
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 18, 2000

     This Proxy Statement is being furnished to the holders of common stock, without par value (the "Common Stock"), of Lincoln Bancorp (the "Holding Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 12:00 p.m., Eastern Standard Time, on April 18, 2000, at the Plainfield United Methodist Church, 600 Simmons Street, Plainfield, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of Lincoln Federal Savings Bank (the "Bank"). This Proxy Statement is expected to be mailed to the shareholders of the Holding Company on or about March 15, 2000.

     The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (John M. Baer, P.O. Box 510, 1121 East Main Street, Plainfield, Indiana 46168), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on February 21, 2000 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,952,725 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 21, 2000, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                            Number of Shares
   Name and Address                         of Common Stock            Percent
   of Beneficial Owner(1)                  Beneficially Owned          of Class
   ----------------------                  ------------------          --------
   Home Federal Savings Bank, as Trustee
   501 Washington Street
   Columbus, Indiana 47201                     560,740 (2)               9.4%

(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2) These shares are held by the Trustee of the Lincoln Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted. Prior to the initial allocation of shares, the ESOP shares will be voted by the ESOP committee.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     Following the Annual Meeting of Shareholders, the Board of Directors will consist of eight members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Clinton, Hendricks or Montgomery Counties, Indiana, must have had a loan or deposit relationship with the Bank for a continuous period of nine months prior to their nomination to the Board (or in the case of directors in office on September 10, 1998, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Clinton, Hendricks or Montgomery Counties, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The nominees for director this year are Lester N. Bergum, Jr. and Dennis W. Dawes, each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Bergum and Dawes will expire in 2003. Wayne E. Kessler, currently a director of the Holding Company, will retire from the Board at the conclusion of the meeting.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of the Holding Company, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No nominee for director is related to any other nominee for director or executive officer of the Holding Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by John
M. Baer, the Holding Company's Secretary, Treasurer, and Chief Financial Officer, and by all directors and executive officers of the Holding Company as a group.


                                                                     Director          Common Stock
                              Expiration of     Director of the       of the           Beneficially
                                 Term as            Holding            Bank             Owned as of           Percentage
       Name                     Director         Company Since         Since         February 21, 2000        of Class(1)
----------------------        ----------         -------------         -------       -----------------       ------------
Director Nominees
-----------------
Dennis W. Dawes                   2003                1999              1999              1,000  (2)             .01%
Lester N. Bergum, Jr.             2003                1998              1996             30,513  (3)             .51%

Directors
---------
W. Thomas Harmon                  2001                1998              1982             60,513  (4)             .10%
Jerry R. Holifield                2001                1998              1992             30,645  (4)             .51%
Wayne E. Kessler                  2000                1998              1976             20,513  (5)             .34%
David E. Mansfield                2002                1998              1997             20,513  (4)             .34%
John C. Milholland                2001                1998              1988             57,475  (4)             .97%
T. Tim Unger                      2002                1998              1996            106,074  (6)            1.78%
John L. Wyatt                     2002                1998              1992             40,513  (7)             .68%

Executive Officer
John M. Baer
   Secretary, Treasurer
   and Chief Financial Officer                                                           74,837  (8)            1.26%
All directors and
executive officers
as a group (10 persons)                                                                 442,596  (9)            7.44%


(1) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes. Does not include any shares allocated to accounts of officers under the ESOP.

(2) Does not include options for 15,000 shares granted to Mr. Dawes under the Lincoln Bancorp Stock Option Plan (the "Option Plan") which are not exercisable within 60 days of the Voting Record Date.

(3) Includes 7,610 shares held jointly by Mr. Bergum and his spouse and 10,513 shares held under the Lincoln Federal Savings Bank Recognition and Retention Plan and Trust (the "RRP"). Does not include options for 26,284 shares granted to Mr. Bergum under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(4) Includes 10,513 shares held under the RRP. Does not include options for 26,284 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(5) Includes 10,000 shares held jointly by Mr. Kessler and his spouse and 10,513 shares held under the RRP. Does not include options for 26,284 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(6) Includes 56,074 shares held under the RRP. Does not include options for 106,074 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 16,791 shares held jointly by Mr. Wyatt with his spouse and 10,513 shares held under the RRP. Does not include options for 26,284 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(8) Includes 10,891 shares held jointly by Mr. Baer and his spouse and 35,046 shares held under the RRP. Does not include 60,092 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(9) Includes 164,711 shares held under the RRP. Does not include options for 434,311 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

         Presented below is certain information concerning the director nominees of the Holding Company:

         Lester N. Bergum, Jr. (age 51) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

         Dennis W. Dawes (age 54) has served as President and Treasurer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana for over five years.

         W. Thomas Harmon (age 60) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

         Jerry Holifield (age 58) became Chairman of the Board of the Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

         Wayne E. Kessler (age 69) has been a self-employed farmer in Crawfordsville, Indiana since 1949. Mr. Kessler is currently semi-retired. He will retire from the Board at the conclusion of the Annual Meeting of Shareholders.

         David E. Mansfield (age 57) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

         John C. Milholland (age 63) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

         T. Tim Unger (age 59) has been President, Chief Executive Officer and Chairman of the Board of the Holding Company since 1998, and President and Chief Executive Officer of Lincoln Federal since January, 1996. Theretofore, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

         John L. Wyatt (age 63) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

         The Bank also has a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Edward E. Whalen serves as a director emeritus of the Bank.

         THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.

The Board of Directors and its Committees

         During the fiscal year ended December 31, 1999, the Board of Directors of the Holding Company met or acted by written consent 13 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit Committee and a Stock Compensation Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

         The Audit Committee,  the members of which are W. Thomas Harmon,  Wayne
E. Kessler and Jerry R. Holifield, recommends the appointment of the Holding Company's independent accountants, and meets with them to outline the scope and review the results of such audit. The Audit Committee met four times during the fiscal year ended December 31, 1999.

         The Stock Compensation Committee administers the Option Plan and the RRP. The members of that Committee are Messrs. Harmon, Holifield, Mansfield and Milholland. It met or acted by written consent two times during fiscal 1999.

     The Board of Directors of the Holding Company nominated the slate of directors set forth in the Proxy Statement. Although the Board of Directors of the Holding Company will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose. Directors must satisfy certain qualification requirements set forth in the Holding Company's By-Laws. Article III, Section 12 of the Holding Company's By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company's By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Management Remuneration and Related Transactions

     Remuneration of Named Executive Officer

     During the fiscal year ended December 31, 1999, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by the Bank.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of the Holding Company for the last three fiscal years and the Chief Financial Officer, Secretary and Treasurer of the Holding Company for the last two fiscal years (the "Named Executive Officers"). There were no other executive officers of the Holding Company who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 1999.

                                                                       Summary Compensation Table
                                                              Annual Compensation

                                                                               Long Term Compensation
                                                 Annual Compensation                   Awards
                                                                     Other                                   All
                                                                    Annual     Restricted   Securities      Other
Name and                    Fiscal                                  Compen-       Stock     Underlying     Compen-
Principal Position           Year    Salary ($)(1)    Bonus ($)  sation($)(2)   Awards($)   Options(#)  sation($)(3)
--------------------------------------------------------------------------------------------------------------------
T. Tim Unger, President      1999      $165,000      $25,000          ---      $700,925 (4)   175,231      $3,451
  and Chief Executive Officer1998      $135,000      $30,000          ---           ---           ---      $3,555
                             1997      $125,000      $10,000          ---           ---           ---      $3,330
John M. Baer, Chief          1999      $105,000      $10,500          ---      $438,075 (4)    60,092      $3,618
   Financial Officer,        1998      $ 95,000      $15,000          ---           ---           ---      $  990
    Secretary and Treasurer

(1) Mr. Unger does not receive any directors fees. Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") under the Bank's 401(k) Plan.

(2) The Named Executive Officers received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus.

(3) All Other Compensation includes the Bank's matching contributions under its 401(k) Plan.

(4) The value of the restricted stock awards was determined by multiplying the fair market values of the Common Stock on the date the shares were awarded by the number of shares awarded. These shares vest over a five year period commencing July 6, 1999. As of December 31, 1999, the number and aggregate value of restricted stock holdings by Mr. Unger were 56,074 and $587,025, respectively, and by Mr. Baer were 35,046 and $366,888, respectively. Awards paid on the restricted shares are payable to the grantee as the shares are vested and are not included in the table.

     Stock Options

     The following table sets forth information related to options granted during fiscal year 1999 to the Named Executive Officers.

                          Option Grants - Last Fiscal Year
                               Individual Grants
                                  % of Total
                                Options Granted    Exercise or
                 Options         to Employees       Base Price    Expiration
     Name      Granted(#)       In Fiscal Year     ($/Share)(3)      Date
     ----      ----------       --------------     ------------      ----
T. Tim Unger     175,231 (1)         47.25%          $12.50        7/5/2009
John M. Baer      60,092 (2)         16.21%          $12.50        7/5/2009

(1) These are options to acquire shares of the Holding Company's Common Stock. They are exercisable at the rate of 20% per year over a 5-year period commencing July 6, 1999. Subject to earlier vesting under certain circumstances.

(2) These are options to acquire shares of the Holding Company's Common Stock. These options become exercisable as to 8,000 shares on July 6, 2000, as to 8,000 shares on July 6, 2001, as to 8,000 shares the first days of years 2002 - 2006, and as to 4,092 shares on January 1, 2007, subject to earlier vesting under certain circumstances.

(3) The option exercise price may be paid in cash or with the approval of the Stock Compensation Committee beginning on December 30, 2001, in shares of Holding Company Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Holding Company Common Stock on the date of grant.

         The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1999. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

        Outstanding Stock Option Grants and Value Realized as of 12/31/99

                           Number of                  Value of Unexercised
                     Securities Underlying                In-the-Money
                       Unexercised Options                 Options at
                      at Fiscal Year End (#)         Fiscal Year End ($) (1)
Name              Exercisable    Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------
T. Tim Unger         ---           175,231            ---             ---
John M. Baer         ---            60,092            ---             ---

(1) Since the average between the high asked and low bid prices for the shares on December 31, 1999, was $10.46875 per share, and this price is below the $12.50 per share exercise price of the options, none of these options were "in-the-money" on December 31, 1999.

     No stock options were exercised during fiscal 1999 by the Named Executive Officers.

     Employment Contract

     The Bank entered into a three-year employment contract with Mr. Unger. The contract with Mr. Unger extends annually for an additional one-year term to maintain its three-year term if the Bank's Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Unger receives a salary under the contract equal to his current salary with the Bank, subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Bank's employees. Mr. Unger may terminate his employment upon 60 days' written notice to the Bank. The Bank may discharge Mr. Unger for cause (as defined in the contract) at any time or in certain specified events. If the Bank terminates Mr. Unger's employment for other than cause or if Mr. Unger terminates his own employment for cause (as defined in the contract), Mr. Unger will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, Mr. Unger will continue to participate in the Bank's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Unger will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Unger by the Bank, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Unger if the contract were terminated after a change of control of the Holding Company, without cause by the Bank, or for cause by Mr. Unger, would be $525,000. For purposes of this employment contract, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

      The employment contract protects the Bank's confidential business information and protects the Bank from competition by Mr. Unger should he voluntarily terminate his employment without cause or be terminated by the Bank for cause.

Compensation of Directors

     The Bank pays its non-employee directors a monthly retainer of $884 plus $416 for each regular meeting attended and $208 for each committee meeting attended, with a maximum of $1,600 in annual committee fees. The Bank's directors emeritus receive a $1,000 annual retainer. Directors also typically receive a year-end bonus depending on the Bank's performance during the year. Total fees paid to Bank directors and directors emeritus for the year ended December 31, 1999 were approximately $154,100.

     The Bank's directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director's discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., W. Thomas Harmon, and Wayne E. Kessler.

     Directors of the Holding Company and the Bank are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

     The Bank has also adopted a Deferred Director Supplemental Retirement Plan (the "Supplemental Plan") which provides for the continuation of directors fees to a director upon the later of a director's attainment of age 70 or the date on which he ceases to be a director. A director's interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director's completion of five years of service on our board. Upon completing nine years of service, the director's interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director's vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director's death occurs prior to the commencement of payments under the Supplemental Plan, the director's designated beneficiary shall receive a monthly payment calculated by multiplying the director's vested percentage times the rate of directors fees in effect immediately prior to the director's death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months.

Pension Plan

     The Bank's full-time employees are included in the Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. The Bank's employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for the Bank and provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. The Bank recorded no expense for the Pension Plan during the fiscal year ended December 31, 1999, as the Plan was fully funded that year.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).

                                   Years of Service
Highest 5-Year
   Average
Compensation      15       20        25       30       35       40     45
------------------------------------------------------------------------------
  $  60,000     13,500   18,000    22,500   27,000   31,500   36,000    40,500
     80,000     18,000   24,000    30,000   36,000   42,000   48,000    54,000
    100,000     22,500   30,000    37,500   45,000   52,500   60,000    67,500
    120,000     27,000   36,000    45,000   54,000   63,000   72,000    81,000
    140,000     31,500   42,000    52,500   63,000   73,500   84,000    94,500

      Benefits are currently subject to maximum Code limitations of $135,000 per year. The years of service credited to Mr. Unger under the Pension Plan as of December 31, 1999 were four, and to Mr. Baer under the Pension Plan as of December 31, 1999 were three.

Transactions With Certain Related Persons

         The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors,  principal  shareholders  and employees with an interest rate that is
 .5% lower than the rate generally available to the public, but otherwise are offered with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors.
Loans  to   directors,   executive   officers  and  their   associates   totaled
approximately $1.261 million, or 1.4% of equity capital at December 31, 1999.

         The law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, of which Lester N. Bergum, Jr., a director of the Holding Company is a partner, serves as counsel to the Bank in connection with loan delinquencies, title searches, and related matters in Frankfort, Clinton County, Indiana. The Bank expects to continue using the services of the law firm for such matters in the current fiscal year.

Joint Report of the Compensation Committee and the Stock Compensation Committee

        The Compensation Committee of the Board of Directors was comprised during fiscal 1999 of Messrs. Harmon, Holifield, Mansfield and Milholland. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Holding Company's executive officers are approved by the full Board of Directors. In fiscal 1999, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

         The objectives of the Compensation Committee and the Stock Compensation Committee with respect to executive compensation are the following:

         (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company's long-term success;

         (2) reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

         (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company's shares increases.

         At present, the Holding Company's executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of Common Stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Holding Company's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Holding Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

         Base Salary. Base salary levels of the Holding Company's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

         Mr. Unger was the Holding Company's Chief Executive Officer throughout fiscal 1999. Mr. Unger received a base salary of $135,000 in 1998 and $165,000 in 1999.

         Annual Incentive Bonuses. Under the Holding Company's Annual Incentive Plan, all employees of the Holding Company receive a cash bonus for any fiscal year in which the Holding Company achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which the Holding Company exceeds these goals for the fiscal year.

         The Holding Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

         Mr. Unger's bonus for fiscal 1999 was $25,000 compared to $30,000 for fiscal 1998.

         Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enable executives to acquire a significant ownership position in the Holding Company's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Holding Company.

         RRP. The RRP is intended to provide directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with the Holding Company. Last fiscal year, the Bank contributed funds to the RRP to enable the RRP to acquire 280,370 shares of Common Stock. Of these shares, 233,724 were awarded to the Holding Company's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with the Holding Company. This gradual vesting of a director's or officer's interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with the Holding Company.

         Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page five for fiscal 1999 exceeded the threshold for deductibility under section 162(m).

         The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1999 for executives and for the chief executive officer adequately reflect the Holding Company's compensation goals and policies.

Compensation Committee Members       Stock Compensation Committee Members
------------------------------       ------------------------------------
  W. Thomas Harmon                         W. Thomas Harmon
  Jerry R. Holifield                       Jerry R. Holifield
  David E. Mansfield                       David E. Mansfield
  John C. Milholland                       John C. Milholland

Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since January 1, 1999, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the SNL Thrift Index.

                            Relative Return* Analysis
                            1999 - 2000 Year-to-Date

                                [graph omitted]

   DATE       LNCB      BKX     Nasdaq Combined Bank Index     SNL Thrift Index
   ----       ----      ---     --------------------------     ----------------
   1/1/99     100%     100%                 100%                       100%
   1/8/99     105%     108%                 101%                       103%
  1/15/99     103%     101%                  99%                       101%
  1/22/99     102%      98%                  96%                       100%
  1/29/99     102%     101%                  98%                       101%
   2/5/99      98%      96%                  95%                        98%
  2/12/99      96%      97%                  95%                        98%
  2/19/99      98%     100%                  96%                        98%
  2/26/99      95%     102%                  96%                        99%
   3/5/99      96%     107%                  99%                       102%
  3/12/99      97%     110%                  99%                       105%
  3/19/99      98%     108%                  99%                       102%
  3/26/99      97%     105%                  96%                       100%
   4/2/99      96%     105%                  95%                        99%
   4/9/99      91%     113%                  96%                       100%
  4/16/99      91%     113%                  99%                       102%
  4/23/99      92%     115%                 100%                       104%
  4/30/99      99%     114%                 102%                       105%
   5/7/99     102%     112%                 102%                       104%
  5/14/99     105%     111%                 101%                       104%
  5/21/99     110%     109%                 101%                       102%
  5/28/99     109%     105%                 100%                       100%
   6/4/99     107%     104%                 100%                       100%
  6/11/99     108%     103%                  98%                        98%
  6/18/99     107%     109%                 100%                        98%
  6/25/99     113%     106%                  99%                        97%
   7/2/99     114%     113%                 102%                        99%
   7/9/99     114%     113%                 102%                        98%
  7/16/99     118%     112%                 102%                        98%
  7/23/99     120%     107%                 101%                        98%
  7/30/99     117%     103%                  99%                        96%
   8/6/99     117%      98%                  96%                        92%
  8/13/99     117%     103%                  97%                        94%
  8/20/99     116%     105%                  97%                        94%
  8/27/99     114%     102%                  97%                        93%
   9/3/99     112%     101%                  95%                        91%
  9/10/99     111%      97%                  94%                        90%
  9/17/99     112%      94%                  92%                        89%
  9/24/99     108%      93%                  90%                        85%
  10/1/99     110%      93%                  91%                        86%
  10/8/99     107%      98%                  95%                        89%
 10/15/99      97%      88%                  90%                        84%
 10/22/99     102%     100%                  93%                        88%
 10/29/99     103%     110%                  98%                        94%
  11/5/99     107%     110%                 100%                        95%
 11/12/99     108%     110%                  99%                        92%
 11/19/99     105%     108%                  99%                        90%
 11/26/99     108%     104%                  96%                        87%
  12/3/99     104%     105%                  97%                        87%
 12/10/99     105%      99%                  92%                        81%
 12/17/99      92%      93%                  90%                        79%
 12/24/99      97%      96%                  92%                        80%
 12/31/99      93%      93%                  87%                        80%
   1/7/00      92%      96%                  87%                        77%
  1/14/00      93%      90%                  84%                        73%
  1/21/00      94%      91%                  84%                        74%
  1/28/00      96%      91%                  85%                        75%
   2/4/00      97%      88%                  83%                        71%
  2/11/00      95%      83%                  80%                        71%

*  $100 invested on 1/1/99 in Stock or Index
   Including Reinvestment of Dividends
   Fiscal Year Ending December 31

                                   ACCOUNTANTS

     Olive, LLP has served as auditors for the Bank since November 30, 1975, and for the Holding Company since its formation in 1998. The Holding Company believes that a representative of Olive, LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Board of Directors of the Holding Company has not yet completed the process of selecting an independent public accounting firm to audit its books, records and accounts for the fiscal year ended December 31, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires that the Holding Company's officers and directors and persons who own more than 10% of the Holding Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that during the fiscal year ended December 31, 1999, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were satisfied in a timely manner.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Holding Company for inclusion in the proxy statement no later than 120 days in advance of March 15, 2001. Any such proposal should be sent to the attention of the Secretary of the Holding Company at P.O. Box 510, 1121 East Main Street, Plainfield, Indiana 46168. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act, will be considered untimely if it is received by the Holding Company later than 45 days in advance of March 15, 2001.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation.

     Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

                                         By Order of the Board of Directors



                                         /s/ T.Tim Unger
                                         T. Tim Unger


March 15, 2000

REVOCABLE PROXY                 LINCOLN BANCORP
                         Annual Meeting of Shareholders
                                 April 18, 2000

     The undersigned hereby appoints John M. Baer and Maxwell D. Magee, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Lincoln Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Plainfield United Methodist Church, 600 Simmons Street, Plainfield, Indiana, on Tuesday, April 18, 2000, at 12:00 p.m., and at any and all adjournments thereof, as follows:

1.   The election as directors of all nominees listed below, except as marked to
     the contrary                       [ ]  FOR      [ ]  VOTE WITHHELD

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below:

       Lester N. Bergum, Jr.                         Dennis W. Dawes
                             (for a three-year term)


In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

     The Board of Directors recommends a vote "FOR" the listed proposition.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Lincoln Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
                                                       ___________________, 2000






                        --------------------------     -------------------------
                         Print Name of Shareholder     Print Name of Shareholder



                        --------------------------     -------------------------
                         Signature of Shareholder      Signature of Shareholder

                         Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.